Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Gerard M. Gleeson	Carl Hymans
Vice President, CFO	G.S. Schwartz & Co.
(215) 345-0919	(212) 725-4500
carlh@schwartz.com

The Quigley Corporation Reports First Quarter 2009 Results

DOYLESTOWN, PA. – May 1, 2009 – The Quigley Corporation, (Nasdaq: QGLY) www.quigleyco.com today reported net sales of $4.0 million, for the first quarter ended March 31, 2009, compared to $5.3 million reported for the same period in 2008.

The decrease in net sales for the first quarter of 2009 reflects a market-wide decrease in consumer purchases of cold remedy products as reported by Information Resources Inc., (“IRI”) data, general economic weakness and lower incidence of colds by consumers.

Net sales for the first quarter of 2009 reflect the benefits of the Kids-EEZE® Chest Relief product line, which was launched in August 2008.  As part of ongoing initiatives to support consumer awareness, the Company continued to implement its advertising and targeted couponing campaign to promote the COLD-EEZE® brand.

The loss from continuing operations for the first quarter ended March 31, 2009 decreased to $2.2 million, or ($0.17) per share, compared to a loss from continuing operations of $2.4 million, or ($0.19) per share for the first quarter of 2008.  The decrease in loss from continuing operations includes a reduction in total operating expenses of $1.6 million in the 2009 period.

Net loss for the first quarter ended March 31, 2009 was $2.2 million, or ($0.17) per share, compared to net loss of $1.6 million or ($0.12) per share, for the comparable period in 2008.  The net loss for the first quarter of 2008 included a benefit on disposal of discontinued operations of $876,000 without which the net loss for the period would have been $2.4 million, or ($0.19) per share.

The Company continued to invest in Quigley Pharma, a wholly owned Ethical Pharmaceutical subsidiary developing natural-source potential prescription and other products.  Research and development costs associated with Quigley Pharma for the first quarter of 2009 were $248,000 compared to $1.4 million for the first quarter of 2008. This reduction reflects the completion of the Phase IIb clinical study for QR-333 Diabetic Peripheral Neuropathy in November 2008, which reduced R&D investment costs for the first quarter of 2009.

On April 30, 2009, the Company announced that its Diabetic Peripheral Neuropathy Phase IIb clinical study demonstrated a significant improvement in two key measures of distal sensory nerve function in the group treated with QR-333.  These unexpected positive findings expand the potential for the QR-333 drug for Diabetic Neuropathy and suggest possible disease modification.

No tax provision or benefits to reduce losses are provided for the first quarter of 2009 and 2008, as the Company is in a net operating loss carry-forward position for which a valuation has been established.

The Company continued to invest in pharmaceutical research and development including QR448(a), a veterinary anti-viral compound against Infectious Bronchitis Virus (IBV) in poultry, and QR-333, an investigational new formulation for treating conditions associated with Diabetic Peripheral Neuropathy.

The research by the Company is part of its strategic initiatives to generate future growth. These initiatives include capitalizing on the growth potential of Quigley Pharma by developing natural-source potential prescription products particularly for Diabetic Peripheral Neuropathy, avian flu in animals and for protection against ionizing radiation.

Ongoing Quigley Pharma research and development initiatives include investing in its key pharmaceutical formulations, QR-333.  The last subject in the Phase IIb study completed treatment at the end November 2008 and the study is now in the final stage of data collection, evaluation and study conclusions.  The Company, after collecting all the patient information from 21 Study centers and conferring with its panel of experts on the data, will draft and report study conclusions

The Phase IIb study was designed to evaluate the safety and efficacy of QR-333, a unique topical formulation designed to offer physicians and patients an effective, easy to administer, safe treatment for Diabetic Peripheral Neuropathy with little to no side effects.  To date there is no fully effective treatment for diabetic neuropathy.  Current treatment options are limited to products such as NSAIDs, analgesics, anticonvulsants, antidepressants, etc., which are often not well tolerated by patients.

As announced by the Company on April 30, 2009, the Diabetic Peripheral Neuropathy Phase IIb clinical study demonstrated a significant improvement in two key measures of distal sensory nerve function in the group treated with QR-333. The compound was applied topically to the feet of subjects suffering from painful diabetic neuropathy and over the course of 12 weeks, significantly improved both maximal conduction velocity and compound sensory amplitude in the sural nerve.  The mean improvement in nerve conduction velocity exceeded the change considered by thought leaders to be “clinically meaningful” in clinical studies.  The sural nerve carries sensation from the feet and its pathology is the fundamental cause of foot pain and ultimately foot ulcers and amputation in some diabetic subjects.

These findings necessitate a change in the potential outlook for this investigational new drug. The Diabetic Peripheral Neuropathy market has significant unmet need for rational, mechanism-based drugs.  These clinically significant findings suggest disease modification in this (12 week) phase II b study.  The Company is aware that this is a finding in a subset of the patient population. Since the observations obtained from the study relate to positive effect on nerve functioning, the Company may, in the future, be focusing on a broader therapeutic area.

The World Health Organization estimates, more than 171 million people have diabetes worldwide.  It is also estimated that 20 million people, representing approximately 7% of the United States population have diabetes of which some 60% will suffer from mild to severe nerve damage due to Diabetic Peripheral Neuropathy. Conditions associated with Diabetic Peripheral Neuropathy include numbness, skin ulcers, constant pain or extreme sensitivity to stimulus.

The Quigley Corporation makes no representation that the US Food and Drug Administration or any other regulatory agency will allow this Investigational New Drug to be marketed.  Furthermore, no claim is made that potential medicine discussed herein is safe, effective, or approved by the Food and Drug Administration.

Additionally, data that demonstrates activity or effectiveness in animals or in vitro tests do not necessarily mean the formula test compound; referenced herein will be effective in humans.  Safety and effectiveness in humans will have to be demonstrated by means of adequate and well-controlled clinical studies before the clinical significance of the formula test compound is known.  Readers should carefully review the risk factors described in filings the Company files from time to time with the Securities and Exchange Commission.

About The Quigley Corporation
The Quigley Corporation (NASDAQ: QGLY, http://www.Quigleyco.com) is a diversified natural health medical science company.   Its Cold Remedy segment is a leading marketer and manufacturer of the COLD-EEZE® family of lozenges, gums and sugar free tablets clinically proven to cut the common cold nearly in half.  COLD-EEZE customers include leading national wholesalers and distributors, as well as independent and chain food, drug and mass merchandise stores and pharmacies.   The Quigley Corporation has several wholly owned subsidiaries; Quigley Manufacturing Inc. consists of two FDA approved facilities to manufacture COLD- EEZE® lozenges as well as fulfill other contract manufacturing opportunities. Quigley Pharma Inc. (http://www.QuigleyPharma.com) conducts research in order to develop and commercialize a pipeline of patented botanical and naturally derived potential prescription drugs.

Forward-Looking Statements
Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions, changes in interest rates, government regulations, and worldwide competition.

Important Additional Information
The Quigley Corporation (“Quigley” or the “Company”) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on April 2, 2009 in connection with the 2009 Annual Meeting of Stockholders and began the process of mailing the definitive proxy statement and a WHITE proxy card to stockholders. The Company’s stockholders are strongly advised to read Quigley’s proxy statement as it contains important information. Stockholders may obtain an additional copy of Quigley’s definitive proxy statement and any other documents filed by the Company with the SEC for free at the SEC’s website at http://www.sec.gov. Copies of the definitive proxy statement are available for free at:

http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=07814.

In addition, copies of the Company’s proxy materials may be requested at no charge by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or via email at quigley@mackenziepartners.com Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Quigley’s stockholders is available in Quigley’s definitive proxy statement filed with SEC on April 2, 2009.

(Tables Follow)

Consolidated Statements of Operations (Unaudited)

The following represents condensed financial data (in thousands) except per share data:

	Three-Months Ended March 31, 2009	Three-Months Ended March 31, 2008
	($)	($)

Net Sales	3,987	5,305
Gross profit	2,352	3,570
Sales & marketing expenses	2,024	2,232
Administrative expenses	2,290	2,508
Research & development	248	1,411

Income taxes (benefit)	-	-
(Loss) Income from:
Continuing operations	(2,199)	(2,445)
Discontinued operations	-	876
Net Loss	(2,199)	(1,569)

Diluted income (loss) per share:

Continuing operations	$(0.17)	$(0.19)
Income from discontinued operations	-	0.07
Net loss	$(0.17)	$(0.12)

Diluted weighted average common shares outstanding:	12,908,383	12,859,433

Consolidated Balance Sheets (Unaudited)

The following represents condensed financial data (in thousands) at March 31, 2009 and December 31, 2008:

	2009 ($)	2008 ($)

Cash & cash equivalents	12,244	11,957
Accounts receivable, net	1,796	4,524
Inventory	3,246	3,001
Total current assets	18,019	20,666
Total assets	21,635	24,369
Total current liabilities	6,060	6,595

Total stockholders’ equity	15,575	17,774